The information in this pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated January 23, 2023

PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 7,607 to
PROSPECTUS SUPPLEMENT Dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
Dated January , 2023
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Cash-Settled Equity-Linked Notes due January 28, 2026

Based on the Performance of the Common Stock of The Walt Disney Company

Fully and Unconditionally Guaranteed by Morgan Stanley

The Cash-Settled Equity-Linked Notes due January 28, 2026 Based on the Performance of the Common Stock of The Walt Disney Company, which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the greater of (1) $1,000 and (2) the cash amount, which will be based on the arithmetic average of the closing price of the common stock of The Walt Disney Company (“DIS Stock”) on each of the three averaging dates shortly prior to the maturity date compared with the exchange price of approximately 130.00% to 140.00% (to be determined on the pricing date) of the share reference price. As the exchange price is significantly higher than the share reference price, unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the pricing date) across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on your investment. In addition, we may, in certain circumstances, redeem the notes. The notes are for investors who are concerned about principal risk, but seek a return based on DIS Stock and who are willing to bear the risk of an early redemption of the notes in exchange for the repayment of principal at maturity plus the potential for a cash amount based on the arithmetic average of the closing price of DIS Stock on each of the three averaging dates shortly prior to the maturity date as compared to the exchange price, which is significantly higher than the share reference price. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Note Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each note is $1,000.

•	We will not pay interest on the notes.

•	At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the greater of (1) $1,000 and (2) the cash amount, which will be based on the performance of DIS Stock as described herein. In no event will the payment at maturity be less than $1,000 per note.

•	Unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the pricing date) across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on your investment. Additionally, even if the payment at maturity is equal to the cash amount, the payment at maturity will reflect only the appreciation of DIS Stock in excess of the exchange price, and that appreciation will be measured in terms of the exchange price, which is significantly greater than the share reference price. For a detailed description of the payment at maturity, including how the cash amount is determined, see “Summary of Pricing Supplement—Payment at maturity” and “Description of Notes—Payment at Maturity.”

•	The share reference price is $ . The price of one share of DIS Stock as determined on the pricing date in the sole discretion of the calculation agent. The share reference price will likely be different than the official closing price of DIS Stock on the pricing date. The calculation agent is under no obligation to consider your interests as a holder of the notes in making any determinations, including the determination of the share reference price, that may affect the value of your notes.

•	The pricing date is January 23, 2023.

•	The exchange price per share of DIS Stock is equal to the share reference price multiplied by the sum of (i) one and (ii) the exchange premium, subject to adjustments to the adjustment factor. The exchange premium is 30.00% to 40.00% (to be determined on the pricing date). The exchange ratio is, on any day, the result of the division of the stated principal amount by the exchange price in effect on such day.

•	In connection with certain events that could affect or are related to DIS Stock, the extraordinary event payment feature will be triggered, in which case the amount you receive at maturity will not reflect, and you will not participate in, any appreciation in the price of DIS Stock. Extraordinary event means any of: (i) all traded option contracts in respect of shares of DIS Stock are settled; (ii) a nationalization; (iii) a delisting; or (iv) a change in law. For a detailed description of the extraordinary event payment feature, including the amounts payable if it is triggered, see “Summary of Pricing Supplement—Extraordinary event payment feature in connection with certain events that could affect or are related to DIS Stock” and “Description of Notes—Extraordinary Events.”

•	Investing in the notes is not equivalent to investing in DIS Stock.

•	The notes will not be listed on any securities exchange.

•	The estimated value of the notes on the pricing date will be approximately $984.60 per note, or within $30.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the notes is 61774TNV0. The ISIN number for the notes is US61774TNV07.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Note	$1,000	$0	$1,000
Total	$	$	$

(1)	MS & Co. will not receive a sales commission with respect to the notes. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on PS-34.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Cash-Settled Equity-Linked Notes due January 28, 2026 Based on the Performance of the Common Stock of The Walt Disney Company, which we refer to as the notes, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the greater of (1) $1,000 and (2) the cash amount, which will be based on the arithmetic average of the closing price of DIS Stock on each of the three averaging dates shortly prior to the maturity date. Unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the pricing date) across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on your investment. In no event will the payment at maturity be less than $1,000 per note.

As further described below, we may, in certain circumstances, redeem the notes.

All payments on the notes, including the payment at maturity, are subject to our credit risk.

Each security costs $1,000	We are offering the Cash-Settled Equity-Linked Notes due January 28, 2026 Based on the Performance of the Common Stock of The Walt Disney Company, which we refer to as the notes. The stated principal amount and original issue price of each note is $1,000.

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $984.60, or within $30.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to DIS Stock. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to DIS Stock, instruments based on DIS Stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the exchange premium, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to DIS Stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to DIS Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

No interest on the notes	Unlike ordinary debt securities, we will pay no interest on the notes.

Payment at maturity	Subject to the occurrence of an extraordinary event, at maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an in cash amount equal to the greater of:

(1) $1,000; and

(2) the cash amount,

where,

cash amount means, in respect of the maturity date and each $1,000 stated principal amount of notes, the sum (rounded to two decimal places, with $0.005 being rounded upwards) of the daily cash amounts, where “daily cash amount” or “DCA” means an amount for each averaging date in respect of each such $1,000 stated principal amount of notes in accordance with the following formula:

DCA = × ERn × Pn

where:

N = 3;

Pn = the share price on such averaging date; and

ERn = the exchange ratio prevailing on such averaging date.

The exchange price per share of DIS Stock is initially equal to the share reference price multiplied by the sum of (i) one and (ii) the exchange premium (the “initial exchange price”). On any day, the exchange price per share of DIS Stock is equal to the initial exchange price divided by the then-applicable adjustment factor on such day. The exchange premium is 30.00% to 40.00% (to be determined on the pricing date). The exchange ratio is, on any day, the result of the division of the stated principal amount by the exchange price in effect on such day. The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting DIS Stock.

“Averaging date” means, in respect of a cash amount calculation period, each of the trading days comprised in such cash amount calculation period, subject to postponement in the event of certain market disruption events.

“Cash amount calculation period” means, in relation to the maturity date, the period of N (as defined above) consecutive trading days up to (and including) the third business day prior to the maturity date.

Unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the pricing date) across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on your investment. Additionally, even if the payment at maturity is equal to the cash amount, the payment at maturity will reflect only the appreciation of DIS Stock in excess of the exchange price, and that appreciation will be measured in terms of the exchange price, which is significantly greater than the share reference price. See “Hypothetical Payouts on the Notes at Maturity” on PS-8.

You can review the historical prices of DIS Stock for the period from January 1, 2018 through January 19, 2023 in the section of this pricing supplement called “Description of Notes—Historical Information.” You cannot predict the future performance of DIS Stock based on its historical performance.

Extraordinary event payment feature in connection with certain events that could affect or are related to DIS Stock

As further described under “Description of Notes—Extraordinary Events,” if an extraordinary event occurs, the extraordinary event payment feature will be triggered. Extraordinary event means any of: (i) all traded option contracts in respect of shares of DIS Stock are settled; (ii) a nationalization; (iii) a delisting; or (iv) a change in law.

If an extraordinary event occurs: (i) on the extraordinary event amount payment date, we will pay with respect to each $1,000 stated principal amount of notes an amount in cash equal to the extraordinary event amount, which is the fair value of the embedded option representing the performance-based component linked to DIS Stock (which will take into account the effect of the extraordinary event); and (ii) at maturity, we will pay with respect to each $1,000 stated principal amount of notes an amount in cash equal to $1,000 (and, for the avoidance of doubt, no holder of the notes will be entitled to any cash amount).

If an extraordinary event occurs, the amount you receive at maturity will not be based on the performance of DIS Stock. Accordingly, such amount will not reflect, and you will not participate in, any appreciation in the price of DIS Stock.

There is no minimum extraordinary event amount. Because the extraordinary event amount is based on the performance of DIS Stock and is likely to be determined at a time when the price of DIS Stock has significantly depreciated, the extraordinary event amount may be as low as zero.

See “Description of Notes—Extraordinary Events” and “Risk Factors—In connection with certain events that could affect or are related to DIS Stock, the extraordinary event payment feature will be triggered, in which case, the amount you receive at maturity will not reflect, and you will not participate in, any appreciation in the price of DIS Stock.”

The adjustment factor may be changed	During the term of the notes, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to DIS Stock. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect DIS Stock” and “Description of Notes—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights	Investing in the notes is not equivalent to investing in DIS Stock. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to DIS Stock. In addition, you do not have the right to exchange your notes for DIS Stock at any time.

Postponement of maturity date	If a market disruption event occurs on any averaging date so that the final averaging date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final averaging date as postponed.

The notes are not listed	The notes will not be listed on any securities exchange.

You may revoke your offer to purchase the notes prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the calculation agent	We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the share reference price and the initial exchange price, will determine the exchange price on any day and the exchange ratio and whether a market disruption event has occurred or any antidilution adjustment will be made, and will calculate the amount of cash you will receive on the extraordinary event amount payment date (if applicable), or at maturity.

MS & Co. will be the agent; conflicts of interest	The agent for the offering of the notes, a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-35.

No affiliation with The Walt Disney Company	The Walt Disney Company, which we refer to as Disney, is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the notes are obligations of ours and not of Disney.

Where you can find more information on the notes

The notes are unsecured securities issued as part of our Series A medium-term note program.  You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes— Notes Linked to Com modity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in securities such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

Subject to the occurrence of an extraordinary event, at maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the greater of (1) $1,000 and (2) the cash amount. The cash amount will be based on the arithmetic average of the closing price of DIS Stock on each of the three averaging dates relative to the exchange price and will be calculated as follows:

In respect of each $1,000 stated principal amount of notes, the sum (rounded to two decimal places, with $0.005 being rounded upwards) of the daily cash amounts, where “daily cash amount” or “DCA” means an amount for each averaging date in respect of each such $1,000 stated principal amount of notes in accordance with the following formula:

DCA = × ERn × Pn

where:

N = 3;

Pn = the share price on such averaging date; and

ERn = the exchange ratio prevailing on such averaging date.

In no event will the payment at maturity be less than $1,000 per note.

For purposes of the table below, we refer to the average of the closing price of DIS Stock across the 3 averaging dates as the “final share price.” The table below illustrates the payment at maturity for each note for a hypothetical range of final share prices and does not cover the complete range of possible payouts at maturity. The table below assumes a hypothetical share reference price of $100.00, a hypothetical exchange premium of 40.00%, a hypothetical initial exchange price of $140.00, which is 140.00% of the hypothetical share reference price, and no adjustment to the adjustment factor over the term of the notes. The hypothetical share reference price of $100.00 has been chosen for illustrative purposes only and does not represent a likely actual share reference price. The actual share reference price will be determined as described under “Description of Notes—Share Reference Price.” Some numbers appearing in the table below have been rounded for ease of analysis.

All payments on the notes, including the payment at maturity, are subject to our credit risk.

Final Share Price	Final Share Price / Share Reference Price	Stated Principal Amount	Cash Amount	Payment at Maturity	Return on $1,000 Note
$200.00	200.00%	$1,000	$1,428.57	$1,428.57	42.86%
$190.00	190.00%	$1,000	$1,357.14	$1,357.14	35.71%
$180.00	180.00%	$1,000	$1,285.71	$1,285.71	28.57%
$170.00	170.00%	$1,000	$1,214.29	$1,214.29	21.43%
$160.00	160.00%	$1,000	$1,142.86	$1,142.86	14.29%
$150.00	150.00%	$1,000	$1,071.43	$1,071.43	7.14%
$140.00	140.00%	$1,000	N/A	$1,000.00	0.00%
$130.00	130.00%	$1,000	N/A	$1,000.00	0.00%
$120.00	120.00%	$1,000	N/A	$1,000.00	0.00%
$110.00	110.00%	$1,000	N/A	$1,000.00	0.00%
$100.00	100.00%	$1,000	N/A	$1,000.00	0.00%
$90.00	90.00%	$1,000	N/A	$1,000.00	0.00%
$80.00	80.00%	$1,000	N/A	$1,000.00	0.00%
$70.00	70.00%	$1,000	N/A	$1,000.00	0.00%
$60.00	60.00%	$1,000	N/A	$1,000.00	0.00%

$50.00	50.00%	$1,000	N/A	$1,000.00	0.00%
$40.00	40.00%	$1,000	N/A	$1,000.00	0.00%
$30.00	30.00%	$1,000	N/A	$1,000.00	0.00%
$20.00	20.00%	$1,000	N/A	$1,000.00	0.00%
$10.00	10.00%	$1,000	N/A	$1,000.00	0.00%
$0.00	0.00%	$1,000	N/A	$1,000.00	0.00%

As shown in the table above, assuming a hypothetical exchange premium of 40.00%, unless the price of DIS Stock has appreciated by more than approximately 40.00% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on your investment. Additionally, even if the final share price is greater than the exchange price, the payment at maturity will reflect only the appreciation of DIS Stock in excess of the exchange price, and that appreciation will be measured in terms of the exchange price, which is significantly greater than the share reference price.

RISK FACTORS

The notes are not secured debt and are riskier than ordinary debt securities. Investing in the notes is not equivalent to investing in DIS Stock. This section describes the material risks relating to the notes. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Notes

The notes may not pay more than the stated principal amount at maturity	With respect to each $1,000 stated principal amount of notes, the payment at maturity will equal the greater of $1,000 and the cash amount. The cash amount will be determined by reference to the average of the closing price of DIS Stock across 3 averaging dates shortly prior to the maturity date, which we refer to as the final share price. If the final share price is less than or equal to the exchange price, which is significantly higher than the share reference price, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay interest, if DIS Stock does not appreciate sufficiently above the exchange price over the term of the notes, the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a potential payment at maturity based upon any appreciation of DIS Stock beyond the exchange price across the averaging dates.

The payment at maturity will reflect only any appreciation of DIS Stock to the extent that the final share price exceeds the exchange price, which is significantly greater than the share reference price	Unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the pricing date) across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on your investment. Additionally, even if the final share price is greater than the exchange price, the payment at maturity will reflect only the appreciation of DIS Stock in excess of the exchange price, and that appreciation will be measured in terms of the exchange price, which is significantly greater than the share reference price. For example, taking into account the initial exchange price of approximately 130.00% to 140.00% (to be determined on the pricing date) of the share reference price, if the final share price were equal to 150% of the share reference price, the payment at maturity would be only $1,071.43 to $1,153.85 per note, for a return of approximately 7.14% to 15.38%, even though DIS Stock would have appreciated by 50% from the share reference price.

The payment at maturity is based on the arithmetic average of the closing price of DIS Stock on each of the three averaging dates, and therefore the payment at maturity may be less than if it were based solely on the closing price on the final averaging date	The payment at maturity will be calculated by reference to the average of the closing price on each of the three averaging dates. Therefore, in calculating the final share price, positive performance of DIS Stock as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final share price, calculated based on the closing price on each of the three averaging dates, may be less than the closing price on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the closing price on the final averaging date.

In connection with certain events that could affect or are related to DIS Stock, the extraordinary event payment feature will be triggered, in which case, the amount you receive at

As further described under “Description of Notes—Extraordinary Events,” if an extraordinary event occurs, the extraordinary event payment feature will be triggered. Extraordinary event means any of: (i) all traded option contracts in respect of shares of DIS Stock are settled; (ii) a nationalization; (iii) a delisting; or (iv) a change in law.

If an extraordinary event occurs, the amount you receive at maturity will not be

maturity will not reflect, and you will not participate in, any appreciation in the price of DIS Stock	based on the performance of DIS Stock. Accordingly, such amount will not reflect, and you will not participate in, any appreciation in the price of DIS Stock. In addition, there is no minimum extraordinary event amount. Because the extraordinary event amount is based on the performance of DIS Stock and is likely to be determined at a time when the price of DIS Stock has significantly depreciated, the extraordinary event amount may be as low as zero.

The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes	You are dependent on our ability to pay all amounts due on the notes on the extraordinary event amount payment date (if applicable), or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of notes issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The market price of the notes may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that, generally, the trading price of DIS Stock on any day (including in relation to the exchange price) will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

• the volatility (frequency and magnitude of changes in price) of DIS Stock;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect DIS Stock or stock markets generally and which may affect DIS Stock and the price of DIS Stock;

• interest and yield rates in the market;

• the dividend rate on DIS Stock, if any;

• the time remaining until the notes mature;

• the occurrence of certain events affecting DIS Stock that may or may not require an adjustment to the adjustment factor; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing price of DIS Stock at the time of sale is at, below or not sufficiently above its share reference price, or if market interest rates rise. You cannot predict the future performance of DIS Stock based on its historical performance. The final share price of DIS Stock may be at or below the exchange price so that you will receive only the stated principal amount at maturity.

The notes will not be listed on any securities exchange and secondary trading may be limited	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to DIS Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of notes, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

You have no shareholder rights	Investing in the notes is not equivalent to investing in DIS Stock. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to DIS Stock.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes	As calculation agent, MS & Co. will determine the share reference price and the initial exchange price, will determine the exchange price on any day and the exchange ratio and whether a market disruption event has occurred or any antidilution adjustment will be made, and will calculate the amount of cash you will receive on the extraordinary event amount payment date (if applicable), or at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the cash amount (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Notes—Share Reference Price,” “—Share Price,” “—Exchange Price,” “—Exchange Ratio,” “—Payment at Maturity,” “—Cash Amount,” “—Extraordinary Event Amount,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes

One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the notes (and to other instruments linked to DIS Stock), including trading in DIS Stock and in options contracts on DIS Stock, as well as in other instruments related to DIS Stock.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach.  Some of our affiliates also trade DIS Stock and other financial instruments related to DIS Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the dates on which the share reference price is determined could increase the share reference price and, therefore, could increase the exchange price, which is the price above which DIS Stock must close on the averaging dates before an investor would receive a payment at maturity that exceeds the stated principal amount.  Additionally, such hedging or trading activities during the term of the notes, including on the averaging dates, could adversely affect the price of DIS Stock, and, accordingly, the amount of cash you will receive at maturity.

Risks Relating to DIS Stock

Morgan Stanley is not affiliated with The Walt Disney Company	The Walt Disney Company, which we refer to as Disney, is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of Disney, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Disney has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Disney.

We may engage in business with or involving Disney without regard to your interests	We or our affiliates may presently or from time to time engage in business with Disney without regard to your interests, including extending loans to, or making equity investments in, Disney or its affiliates or subsidiaries or providing advisory services to Disney, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Disney. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to DIS Stock. These research reports may or may not recommend that investors buy or hold DIS Stock.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect DIS Stock	MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting DIS Stock, such as stock splits and stock dividends, and for certain other corporate actions involving DIS Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect DIS Stock. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes.

DESCRIPTION OF NOTES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Note” refers to each $1,000 Stated Principal Amount of the Cash-Settled Equity-Linked Notes due January 28, 2026 Based on the Performance of the Common Stock of The Walt Disney Company (“DIS Stock”).

Issuer	Morgan Stanley Finance LLC (“MSFL”)

Guarantor	Morgan Stanley

Aggregate Principal Amount	$

Pricing Date	January 23, 2023

Original Issue Date (Settlement Date)	January 28, 2023 (3 Business Days after the Pricing Date)

Maturity Date	January 28, 2026; provided that, if a Market Disruption Event occurs on any Averaging Date so that the final Averaging Date is postponed and falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second business day following that final Averaging Date as postponed. See “—Cash Amount” below.

Issue Price	$1,000 per Note

Stated Principal Amount	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61774TNV0

ISIN Number	US61774TNV07

Specified Currency	U.S. dollars

Share Reference Price	$ . The price of one share of DIS Stock as determined on the Pricing Date in the sole discretion of the Calculation Agent. The Share Reference Price will likely be different than the official Closing Price of DIS Stock on the Pricing Date. The Calculation Agent is under no obligation to consider your interests as a holder of the notes in making any determinations, including the determination of the Share Reference Price, that may affect the value of your notes.

Share Price	The Share Price for one share of DIS Stock on any Trading Day means the Closing Price for one share of DIS Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day. See “—Closing Price” below.

Exchange Premium	130.00% to 140.00% (to be determined on the Pricing Date)

Exchange Price	The Exchange Price per share of DIS Stock is initially equal to the Share Reference Price multiplied by the sum of (i) one and (ii) the Exchange Premium expressed as a decimal (rounded to four decimal places, with 0.00005 being rounded upwards) (the “Initial Exchange Price”).

On any day, the Exchange Price per share of DIS Stock is equal to the Initial Exchange Price divided by the then-applicable

Adjustment Factor on such day, as determined by the Calculation Agent. See “—Antidilution Adjustments” below.

Exchange Ratio	On any day, the result (rounded to four decimal places, with 0.00005 being rounded upwards) of the division of the Stated Principal Amount by the Exchange Price in effect on such day.

Payment at Maturity	Subject to the occurrence of an Extraordinary Event, at maturity, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to the greater of:

(1) $1,000; and

(2) the Cash Amount.

In no event will the Payment at Maturity be less than $1,000 per Note. Unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the Pricing Date) across the Averaging Dates, the Payment at Maturity will equal only $1,000 per Note, and you will not receive any positive return on your investment. Additionally, even if the Payment at Maturity is equal to the Cash Amount, the Payment at Maturity will reflect only the appreciation of DIS Stock in excess of the Exchange Price, and that appreciation will be measured in terms of the Exchange Price, which is significantly greater than the Share Reference Price.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Cash Amount	Means, in respect of the Maturity Date, and each $1,000 Stated Principal Amount of Notes in respect of which the Payment at Maturity shall be payable, the sum (rounded to two decimal places, with $0.005 being rounded upwards) of the Daily Cash Amounts, where “Daily Cash Amount” or “DCA” means an amount in U.S. dollars calculated by the Calculation Agent for each Averaging Date relating to the Maturity Date, in respect of each such $1,000 Stated Principal Amount of Notes, in accordance with the following formula:

DCA = × ERn × Pn

where:

N = in respect of the Payment at Maturity, 3;

Pn = the Share Price on such Averaging Date; and

ERn = the Exchange Ratio prevailing on such Averaging Date.

“Averaging Date” means, in respect of a Cash Amount Calculation Period, each of the Trading Days comprised in such Cash Amount Calculation Period, subject to postponement in the event of certain Market Disruption Events.

“Cash Amount Calculation Period” means:

in relation to the Maturity Date, the period of N (as defined above) consecutive Trading Days up to (and including) the third Business Day prior to the Maturity Date.

If a Market Disruption Event relating to DIS Stock occurs on any scheduled Averaging Date, the Calculation Agent shall calculate the Share Price for such Averaging Date using as a price the Share Price on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to DIS Stock, and each Averaging Date will then be the next Trading Day on which no Market Disruption Event occurs with respect to DIS Stock following the preceding Averaging Date as postponed; provided that, if a Market Disruption Event occurs with respect to DIS Stock on each of the five Trading Days immediately succeeding such Averaging Date, the Calculation Agent shall use a price for DIS Stock equal to the arithmetic mean, as determined by the Calculation Agent on the fifth Trading Day immediately succeeding such Averaging Date, of the prices of one share of DIS Stock determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for DIS Stock, taking into consideration the latest available quote for DIS Stock and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent shall make a good faith estimate of such price and, using that price, determine the Share Price.

Extraordinary Events	Means any of the following:

(i)       if option contracts in respect of shares of DIS Stock are traded on the Related Exchange, and any event occurs as a result of which all such relevant option contracts are settled (including in accordance with the NYSE Rules or, in the case of an Alternative Option Exchange, the standard corporate actions procedures of the Alternative Option Exchange in effect at the relevant time, for example following the occurrence of a merger or takeover as provided in the NYSE Rules and other than as a result of a Nationalization or a Delisting);

(ii)       a Nationalization (as defined below);

(iii)       a Delisting (as defined below); or

(iv)       a Change in Law (as defined below).

If an Extraordinary Event occurs, the Extraordinary Event Payment Feature will be triggered and the Issuer shall provide notice of the occurrence of such Extraordinary Event within five Business Days (or such lesser notice as may be required to comply with the Change in Law) of the Relevant Announcement Date.

We will mail a notice of the occurrence of an Extraordinary Event to each holder of the Notes or, in the case of global debt securities, to DTC (in accordance with its procedures), as holder of the global debt securities, by first-class mail, postage prepaid, to the address of each holder as that address appears upon the books maintained by the paying agent. Notices given to DTC, as holder of the registered global securities, will be passed on to the beneficial owners of the Notes in accordance with the standard rules and procedures of DTC and its direct and indirect participants, including Clearstream, Luxembourg and Euroclear.

If the Extraordinary Event Payment Feature is triggered, we shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Extraordinary Event Amount Payment Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Extraordinary Event Amount Payment Date. We expect such amount of cash will be distributed to investors on the Extraordinary Event Amount Payment Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Extraordinary Event Payment Feature	If an Extraordinary Event occurs: (i) on the Extraordinary Event Amount Payment Date, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to the Extraordinary Event Amount; (ii) notwithstanding “—Payment at Maturity” above, at maturity, we will instead pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to $1,000 (and, for the avoidance of doubt, no holder of the Notes will be entitled to any Cash Amount); and (iii) if an Extraordinary Event occurs, the triggering of the Extraordinary Event Payment Feature may not be annulled.

If an Extraordinary Event occurs, the amount you receive at maturity will not be based on the performance of DIS Stock.  Accordingly, such amount will not reflect, and you will not participate in, any appreciation in the price of DIS Stock.

Extraordinary Event Amount	Means, in respect of each $1,000 Stated Principal Amount of Notes, the fair value of the embedded option representing the performance-based component linked to DIS Stock on the Relevant Announcement Date as determined by the Calculation Agent in good faith taking into account, inter alia, the Share Price on the Relevant Announcement Date, the settlement amount(s) in respect of any termination of any Exchangeable Note Hedge

Transaction(s), the effect of the Extraordinary Event and any other market parameter the Calculation Agent deems in good faith to be relevant for the valuation of such options on the Relevant Announcement Date.

There is no minimum Extraordinary Event Amount. Because the Extraordinary Event Amount is based on the performance of DIS Stock and is likely to be determined at a time when the price of DIS Stock has significantly depreciated, the Extraordinary Event Amount may be as low as zero.

Exchangeable Note Hedge Transaction	Means any transaction including a share option transaction or asset which the Issuer or any of its Affiliates deems appropriate, or has already in place, to hedge the equity price risk of entering into and performing its obligations with respect to the Notes.

Extraordinary Event Amount

Payment Date	Means the 30th Trading Day following the Relevant Announcement Date.

Relevant Announcement Date	Means (i) in respect of an Extraordinary Event pursuant to paragraph (i) under “—Extraordinary Events” above, the date of announcement of settlement of all relevant option contracts in respect of shares of DIS Stock traded on the Related Exchange, (ii) in respect of a Nationalization, the date of the first public announcement to nationalize (whether or not subsequently amended) that leads to the Nationalization, (iii) in respect of a Change in Law, the date on which the Issuer determines that a Change in Law has occurred or on which the Issuer or any of its Affiliates receives a notice from a Hedging Counterparty that it has determined that a Change in Law has occurred, and (iv) in the case of a Delisting, the date of the first public announcement by the Relevant Stock Exchange that shares of DIS Stock will cease to be listed, traded or publicly quoted, whichever is earlier.

Affiliate	Has the meaning set forth in Rule 501(b) of Regulation D under the Securities Act.

Hedging Counterparty	Means a counterparty to a Hedge Transaction of (i) the Issuer; (ii) the Guarantor or (iii) any of the Issuer’s or the Guarantor’s Affiliates.

Nationalization	Means that, as determined by the Calculation Agent, all shares of DIS Stock or all or substantially all the assets of The Walt Disney Company are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

Delisting	Means that, as determined by the Calculation Agent, the Relevant Stock Exchange announces that, pursuant to the rules of such Relevant Stock Exchange, shares of DIS Stock cease (or will cease) to be listed, traded or publicly quoted on the Relevant Stock Exchange for any reason (other than by reason of a merger, takeover or other special circumstances as contemplated by the NYSE Rules) and are not immediately re-listed, re-traded or re-quoted on a stock exchange or securities market located in the United States.

Change in Law	Means that, on or after the Pricing Date (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), or (C) due to the change (for any reason) outside of the United States in statutory seat, state of incorporation or tax residency of the Issuer or the Guarantor, the Issuer or the Guarantor determines in good faith or a Hedging Counterparty notifies the Issuer, the Guarantor or any of the Issuer’s or the Guarantor’s Affiliates that it has determined that (X) it has become illegal to hold, acquire or dispose of shares of DIS Stock, any Hedge Transactions or the Notes or effect its necessary Hedging Activities, or (Y) it would incur a materially increased cost in performing its obligations under, in the case of the Issuer or the Guarantor, the Notes and the Guarantee, respectively, or a Hedge Transactions or, in the case of an Affiliate of the Issuer, a Hedge Transaction, or, in the case of the Hedging Counterparty, any Hedge Transactions or in effecting its Hedging Activities (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, and, among others, due to any withholding tax on dividends paid by the Issuer or any of its Affiliates to the Hedging Counterparty under their respective Hedge Transaction), provided that, where the Change in Law relates to the Hedging Counterparty, the Hedging Counterparty notifies the Issuer, the Guarantor or any of the Issuer’s or the Guarantor’s Affiliates that it has terminated or will terminate the Hedge Transaction as a result of the Change in Law.

Hedging Activities	Means any activities or transactions undertaken in connection with the establishment, maintenance, adjustment or termination of a Hedge Transaction.

Hedge Transaction	Means: (i) with respect to the Issuer, the Guarantor or any of their Affiliates, a transaction including a share option transaction (a “Transaction”) or asset the Issuer, the Guarantor or any Affiliate of the Issuer or the Guarantor deems appropriate to hedge the equity price risk of entering into and performing its obligations with respect to the Notes; or (ii) with respect to a Hedging Counterparty, (a) any Transaction or (b) any purchase, sale, entry into or maintenance of one or more (1) positions or contracts in securities, options, futures, derivatives or foreign exchange, (2) stock loan transactions or (3) other instruments or arrangements (howsoever described) by a Hedging Counterparty (or an Affiliate thereof) to hedge, individually or on a portfolio basis, a Transaction.

Relevant Stock Exchange	Means (i) in respect of shares of DIS Stock, the New York Stock Exchange LLC (the “NYSE”) or its successor or any substitute exchange to which trading in shares of DIS Stock has temporarily or permanently relocated, as determined by the Calculation Agent, and (ii) in respect of any security (other than shares of DIS Stock), or, as the case may be, option, warrant, or other right or asset, the principal stock exchange or securities market on which such securities, or, as the case may be, options, warrants, or other rights or assets are then listed, admitted to trading or quoted or dealt in.

Related Exchange	Means the NYSE or any Alternative Option Exchange, as the case may be.

Alternative Option Exchange	If no options contracts in respect of shares of DIS Stock are traded on the NYSE but are traded on any other exchange or quotation system which serves as the principal place of trading for option contracts and futures contracts in respect of shares of DIS Stock (such other exchange or quotation system as aforesaid, being, only in circumstances where no options contracts in respect of shares of DIS Stock are traded on the NYSE but options contracts are traded on such other exchange or quotation system as aforesaid, the “Alternative Option Exchange”).

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of DIS Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•	if DIS Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which DIS Stock (or any such other security) is listed,

•	if DIS Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

•	if DIS Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If DIS Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of DIS Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to DIS Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for DIS Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for DIS Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting DIS Stock. See “—Antidilution Adjustments” below.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the notes intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities” in the accompanying prospectus.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations and determinations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), unless otherwise specified herein; all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655), unless otherwise specified herein; and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward, unless otherwise specified herein.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Share Reference Price, the Initial Exchange Price, the Exchange Price on any day, the Exchange Ratio, the Payment at Maturity, the Cash Amount, the Extraordinary Event Amount, whether to make any adjustments to the Adjustment Factor or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to DIS Stock:

(i)    the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of DIS Stock on the primary market for DIS Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for DIS Stock as a result of which the reported trading prices for DIS Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to DIS Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)    a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on DIS Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to DIS Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to DIS Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	Subject to the occurrence of an Extraordinary Event, the Adjustment Factor with respect to DIS Stock will be adjusted as follows:

1. If DIS Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of DIS Stock.

2. If DIS Stock is subject (i) to a stock dividend (issuance of additional shares of DIS Stock) that is given ratably to all holders of shares of DIS Stock or (ii) to a distribution of DIS Stock as a result of the triggering of any provision of the corporate charter of The Walt Disney Company (“Disney”), then once the dividend has become effective and DIS Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of DIS Stock and (ii) the prior Adjustment Factor.

3. If Disney issues rights or warrants to all holders of DIS Stock to subscribe for or purchase DIS Stock at an exercise price per share less than the Closing Price of DIS Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of DIS Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of DIS Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of DIS Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of DIS Stock which the aggregate offering price of the total number of shares of DIS Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. The following adjustments to the Adjustment Factor will be made to reflect all ordinary cash dividends with respect to DIS Stock (“Ordinary Dividends”) with an ex-dividend date during the period set forth below that have a value greater or less than the applicable Base Dividend (as defined below); provided that, if Disney effects a change in the periodicity of its dividend payments (e.g. from quarterly payments to semi-annual payments) (a “Payment Period Adjustment”), the Calculation Agent will make a corresponding adjustment to the Base Dividend and the timing of any Ordinary Dividend adjustment pursuant to this paragraph 4. Ordinary Dividends do not include any distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 6 nor Extraordinary Dividends as defined in paragraph 5. If any Ordinary Dividend with respect to DIS Stock has an “ex-dividend date” (that is, the day on and after which transactions in DIS Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other distributions) on or after the Trading Day immediately following the Pricing Date of the Notes and on or prior to the final Averaging Date, the Adjustment Factor with respect to DIS Stock will be adjusted on the ex-dividend date for such Ordinary Dividend so that the new Adjustment Factor will equal the product of (i) the prior Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price of DIS Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such Closing Price, the “Base Closing Price”) and the denominator of which is (x) the sum of the Base Closing Price and the applicable Base Dividend less (y) the amount of such Ordinary Dividend. If Disney declares that it will pay no dividend in any quarter, other than in connection with a Payment Period Adjustment, an adjustment will be made in accordance with this paragraph 4 on the date corresponding to the ex-dividend date in the immediately prior dividend payment period during which an ordinary cash dividend was paid.

“Base Dividend” means, with respect to each expected ex-dividend date specified below, the corresponding amount set forth in the table below; provided that each Base Dividend is subject to adjustment for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split.

Expected Ex-Dividend Date	Base Dividend
7/7/2023	$0.000
12/8/2023	$0.000
7/5/2024	$0.000
12/13/2024	$0.000
7/3/2025	$0.000
12/12/2025	$0.000

5. Subject to the last sentence of this paragraph, if any cash dividend or distribution of such other property with respect to DIS Stock includes an Extraordinary Dividend, the Adjustment Factor with respect to DIS Stock will be adjusted on the ex-dividend date so that the new Adjustment Factor will equal the product of (i) the prior Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. “Extraordinary Dividend” means each of (a) the full amount per share of DIS Stock of any cash dividend or special dividend or distribution that is identified by Disney as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of DIS Stock. A distribution on DIS Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 6 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

6.       If (i) there occurs any reclassification or change of DIS Stock, including, without limitation, as a result of the issuance of any tracking stock by Disney, (ii) Disney or any surviving entity or subsequent surviving entity of Disney (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Disney or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) Disney is liquidated, (v) Disney issues to all of its shareholders equity securities of an issuer other than Disney (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offeror going-private transaction is consummated for all the outstanding shares of DIS Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the amount payable in accordance with the Payment at Maturity for each Stated Principal Amount, shall be determined in accordance with “—Payment at Maturity” above, except that all references to the “Share Price” therein shall be deemed to refer to the “Exchange Property Value” (as defined below).

The “Exchange Property Value” means the sum of:

(a) the Closing Price of one share of any securities composing the Exchange Property on the relevant day multiplied by the number of units of the applicable securities received for each share of DIS Stock; and

(b) the aggregate cash amount of any Exchange Property.

“Exchange Property” means any shares of DIS Stock that continue to be held by the holders of DIS Stock and any securities, cash or any other assets distributed to holders of DIS Stock with respect to one share of DIS Stock in, or as a result of, a Reorganization Event.

For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash. For the avoidance of doubt, no interest will accrue on any Exchange Property.

In the event that Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments set forth in paragraphs 1 through 6.

Following the occurrence of any Reorganization Event referred to in paragraph 6 above, all references herein to “DIS Stock” shall be deemed to refer to the Exchange Property, and references to a “share” or “shares” of DIS Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor shall be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor shall be made up to the close of business on the final Averaging Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price of DIS Stock, including, without limitation, a partial tender or exchange offer for DIS Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Notes made pursuant to paragraph 6 above, upon written request by any investor in the Notes.

Alternate Exchange Calculation

in Case of an Event of Default	If an Event of Default (as defined in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the final Averaging Date related to the Maturity Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

DIS Stock; Public Information	The Walt Disney Company is a diversified worldwide entertainment company. DIS Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Disney pursuant to the Exchange Act can be located by reference to Commission file number 001-38842. In addition, information regarding Disney may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to DIS Stock or other securities of Disney. We have derived all disclosures contained in this pricing supplement regarding Disney from the publicly available documents described in the preceding paragraph.

In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Disney in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Disney is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of DIS Stock (and therefore the price of DIS Stock at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Disney could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of DIS Stock.

We and/or our affiliates may presently or from time to time engage in business with Disney, including extending loans to, or making equity investments in, Disney or providing advisory services to Disney, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Disney, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Disney, and the reports may or may not recommend that investors buy or hold DIS Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of Disney as in your judgment is appropriate to make an informed decision with respect to an investment linked to DIS Stock.

Historical Information	The following table sets forth the published high and low Closing Prices of, as well as dividends on, DIS Stock for each quarter in the period from January 1, 2018 through January 19, 2023. The Closing Price of DIS Stock on January 19, 2023 was $99.08. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of DIS Stock should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of DIS Stock on any date, including any Averaging Date.

Unless the price of DIS Stock has appreciated by more than approximately 30.00% to 40.00% (to be determined on the Pricing Date) across the Averaging Dates, the Payment at Maturity will equal only $1,000 per Note, and you will not receive any positive return on your investment. Additionally, even if the Payment at Maturity is equal to the Cash Amount, the Payment at Maturity will reflect only the appreciation of DIS Stock in excess of the Exchange Price, and that appreciation will be measured in terms of the Exchange Price, which is significantly greater than the Share Reference Price.

The Issuer intends to enter into certain derivatives arrangements to hedge the exposure to pay cash amounts upon redemption and/or may be party to certain existing derivative positions in relation to shares of DIS Stock and may enter into further transactions to hedge its position, or adjust its hedging position under such arrangements, including transactions to be conducted during the reference period regarding the determination of the Share Reference Price and other averaging and valuation periods in relation to the Notes. Such activity may impact the Share Reference Price, the price or value of shares of DIS Stock and the Notes more generally, including without limitation during such averaging or valuation periods.

The hedging activities of the Issuer may present a conflict of interest between the interests of holders of the Notes and the interests that the Issuer and the Agent have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price of the Notes in the secondary market. In addition, because hedging the obligations under derivative arrangements in relation to shares of DIS Stock or the Notes entails risk and may be influenced by market conditions beyond the Issuer’s control, hedging activities may result in a profit or loss for the Issuer.

Furthermore, the Calculation Agent in respect of the Notes is a subsidiary of Morgan Stanley and an affiliate of the Issuer. As a result, potential conflicts of interest may arise in acting in its capacity as the Calculation Agent and other capacities in which it acts under the Notes. Subject to any relevant regulatory obligations, the Calculation Agent owes no duty or responsibility to any holder of the Notes to avoid any conflict or to act in the interests of any holder of the Notes. The Issuer may also rely on affiliates of Morgan Stanley (including the Calculation Agent) or other service providers to perform its operational requirements. In the event any relevant Morgan Stanley entities or other service providers fail to perform any obligations, this may adversely affect the value of shares of DIS Stock and potentially the amounts payable under the Notes. Further, Morgan Stanley or any of its affiliates may contract with the Issuer and/or enter into transactions, including hedging transactions, which relate to the Issuer or the Notes and as a result Morgan Stanley may face a conflict between its obligations as Calculation Agent and its and/or its affiliates’ interests in other capacities.

The Walt Disney Company

Historical High and Low Closing Prices and Dividends

January 1, 2018 through January 19, 2023

	High ($)	Low ($)	Dividends ($)
2018
First Quarter…………….	112.47	98.54	0.84
Second Quarter…………	108.85	98.66	-
Third Quarter…………...	116.94	104.04	0.84
Fourth Quarter………….	118.90	100.35	-
2019
First Quarter…………….	115.25	106.33	0.88
Second Quarter…………	142.02	111.96	-
Third Quarter…………...	146.39	129.96	0.88
Fourth Quarter………….	151.64	128.15	-
2020
First Quarter…………….	148.20	85.76	0.88
Second Quarter…………	127.28	93.88	-
Third Quarter…………...	135.54	112.18	-
Fourth Quarter………….	181.18	118.47	-
2021
First Quarter…………….	201.91	163.03	-
Second Quarter…………	189.73	169.27	-
Third Quarter…………...	185.91	169.17	-
Fourth Quarter………….	177.71	142.15	-
2022
First Quarter…………….	157.89	129.03	-
Second Quarter…………	138.58	93.29	-
Third Quarter…………...	124.96	91.84	-
Fourth Quarter………….	106.54	84.17	-
2023
First Quarter (through January 19, 2023)……..	99.91	88.97	-

The following graph shows the daily Closing Prices of DIS Stock from January 1, 2018 through January 19, 2023. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any date, including any Averaging Date.

Historical Daily Closing Prices of The Walt Disney Company

January 1, 2018 through January 19, 2023

Use of Proceeds and Hedging	The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued. The costs of the Notes borne by you and described beginning on PS-3 above comprise the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the dates on which the Share Reference Price is determined, we expect to hedge our anticipated exposure in connection with the Notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in DIS Stock, options contracts on DIS Stock listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of DIS Stock on the dates on which the Share Reference Price is determined, and, therefore, could increase the Exchange Price, which is the price above which DIS Stock must close on the Averaging Dates so that investors receive a positive return on their investment in the Notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Averaging Dates, by purchasing and selling DIS Stock, options contracts on DIS Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the price of DIS Stock, and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	MS & Co. will not receive a sales commission in connection with the Notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes. When MS & Co. prices this offering of Notes, it will determine the economic terms of the Notes, including the Exchange Premium, such that for each Note the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or DIS Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	In the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be required to accrue as interest income original issue discount (“OID”) based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the Notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the

Notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement.

Upon sale or exchange of the Notes (at or prior to maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the Notes, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the Notes, and decreased by the amount of any stated interest you have received in respect of the Notes through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous OID inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

Special rules will apply if contingent payments on the Notes become fixed, including as described under “Description of Notes– Extraordinary Events.” If all scheduled contingent payments on the Notes become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the Notes. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the Notes and the character of any gain or loss on the sale of the Notes will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the Notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the Notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Notes and current market conditions, we expect that the Notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.